Exhibit 99.1

Certification

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Cooper Cameron Corporation (the “Company”), hereby certifies that the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 14, 2003	/s/ Sheldon R. Erikson
Sheldon R. Erikson
Chairman, President and Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to Cooper Cameron Corporation and will be retained by Cooper Cameron Corporation and furnished to the Securities and Exchange Commission or its staff upon request.